Execution Version

STOCK PURCHASE AGREEMENT

DATED AS OF AUGUST 30, 2018

BY AND BETWEEN

BIOTIME, INC.,

AGEX THERAPEUTICS, INC.

AND

JUVENESCENCE LIMITED

i.

Table of Contents

(continued)

ii.

Table of Contents

(continued)

Exhibits

Exhibit A	Convertible Promissory Note
Exhibit B	Shareholder Agreement

iii.

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 30, 2018, is made by and between BioTime, Inc., a California corporation (“Seller”), AgeX Therapeutics, Inc., a Delaware corporation (the “Company”) and Juvenescence Limited, a British Virgin Islands company (“Buyer”).

RECITALS

WHEREAS, Seller is the owner of 28,816,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company as of the date hereof; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 14,400,000 shares (the “Shares”) of Common Stock owned by Seller, which Shares constitute approximately 40.28% of the issued and outstanding shares of Company’s capital stock as of the date hereof, subject to the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

Article I
CERTAIN DEFINITIONS

As used in this Agreement the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court of competent jurisdiction or Governmental Authority.

“Acquired Companies” means the Company and its Subsidiaries.

“Activities to Date” shall have the meaning set forth in Section 4.14(a) hereof.

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement, including the Shareholder Agreement, Pledge Agreement and Convertible Note.

“Audited Financial Statements” has the meaning set forth in Section 4.4(a) hereof.

1.

“Basket” shall have the meaning set forth in Section 8.3(a)(i) hereof.

“Business” means the business of the Company and its Subsidiaries as conducted or as proposed to be conducted as of the Closing date.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which commercial banks are authorized to close in the City of New York, New York.

“Buyer” shall have the meaning set forth in the preamble hereof.

“Buyer Common Stock” means the ordinary shares, no par value, of Buyer.

“Buyer Shares” means any shares of equity securities of Buyer issued to Seller upon conversion of the Convertible Note in accordance with the terms of such note.

“Cash Consideration” means Twenty-One Million Six Hundred Thousand Dollars ($21,600,000).

“Change of Control” means mean a transaction or series of related transactions in which a Person, or a group of related Persons, acquires more than 51% of the capital stock of an entity, through stock purchase, tender offer, merger consolidation or similar transaction, or acquires all or substantially all of the assets of an entity.

“Closing” shall have the meaning set forth in Section 2.5 hereof.

“Closing Cash Consideration” shall mean Ten Million Eight Hundred Thousand Dollars ($10,800,000).

“Closing Date” shall have the meaning set forth in Section 2.5 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Common Stock” shall have the meaning set forth in the recitals hereof.

“Company” shall have the meaning set forth in the recitals hereof.

“Company Benefit Plans” shall have the meaning set forth in Section 4.12(a) hereof.

“Company Intellectual Property” means all Intellectual Property owned or licensed by the Company or any of its Subsidiaries in the Business.

“Consolidated Group” shall have the meaning set forth in Section 4.19(a) hereof.

“Convertible Note” means that certain 7% Convertible Note of Buyer in the aggregate principal amount of Twenty-One Million, Six Hundred Thousand Dollars ($21,600,000), in the form attached hereto as Exhibit A.

2.

“Delayed Cash Consideration” means Ten Million Eight Hundred Thousand Dollars ($10,800,000).

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority).

“Environmental Laws” shall mean all applicable Laws, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder: (a) of the United States of America; and (b) of any state or local governmental subdivision within the United States of America (and all agencies, departments, courts or any other subdivision of any of the foregoing, which have jurisdiction) concerning pollution or protection of the environment, or public health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or chemicals, Hazardous Substances, or toxic substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemicals, Hazardous Substances, or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Resource Conservation and Recovery Act of 1976, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities Agreement” shall mean that certain Shared Facilities and Services Agreement dated as of August 17, 2017 between the Company and Seller.

3.

“Fair Market Value” of any share of capital stock (for purposes of this definition, the “Subject Stock”) means, as of any particular date, in United States Dollars: (a) the volume weighted average of the closing sales prices of the Subject Stock for such day on all domestic or foreign securities exchanges on which the Subject Stock may at the time be listed; (b) if there have been no sales of the Subject Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Subject Stock on all such exchanges at the end of such day; (c) if on any such day the Subject Stock is not listed on a domestic or foreign securities exchange, the closing sales price of the Subject Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Subject Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Subject Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged on a volume-weighted basis over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Subject Stock is listed on any securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Subject Stock is not listed on any domestic or foreign securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Subject Stock shall be the fair market value per share as determined jointly by the Board of Directors or similar governing body of the issuer of the Subject Stock (for purposes of this definition, the “Board”) and the holder of such Subject Stock (for purposes of this definition, the “Holder”); provided, that if the Board and Holder are unable to agree on the fair market value per share of the Subject Stock within a reasonable period of time (not to exceed 10 Business Days from the date on which “Fair Market Value” is being determined), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm in the United States jointly selected by the Board and Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the issuer of the Subject Stock and Holder. In determining the Fair Market Value of the Subject Stock, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Subject Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding Subject Stock (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Subject Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of Subject Stock or securities convertible into or exchangeable for shares of Subject Stock; provided, that such assumption shall not include those securities, rights and warrants (a) owned or held by or for the account of the issuer of the Subject Stock or any of its subsidiaries, or (b) convertible or exchangeable into Subject Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value.

“FDA” shall have the meaning set forth in Section 4.14(a) hereof.

“Fee Waivers” shall mean waivers by Seller of certain fees that may be or become due to Seller pursuant to (a) that certain License Agreement dated August 17, 2017 between Seller and the Company (relating to HyStem), as subsequently amended, and (b) that certain Sublicense Agreement dated August 17, 2017, among OrthoCyte Corporation, Seller and the Company (relating to UURF), as subsequently amended, in each case in the form previously agreed by the parties.

“Financial Statements” shall have the meaning set forth in Section 4.4(a) hereof.

“Form 10” shall mean the Registration Statement on Form 10 initially filed on June 8, 2018, under the Exchange Act by the Company with respect to its Common Stock, as such statement may be amended from time to time prior to the date of this Agreement.

“GAAP” shall mean U.S. generally accepted accounting principles in effect from time to time and applied on a consistent basis during the periods involved.

4.

“Governmental Authority” shall mean any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court, commission, tribunal, or anybody exercising or entitled to exercise regulatory, administrative, judicial or arbitral power or authority.

“Group Companies” shall mean Seller, the Company, any other Person that is or was included in the Consolidated Group, and any Subsidiaries of the foregoing.

“Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics which are hazardous or toxic under any of the Environmental Laws or under any other Law in effect at which the Business is conducted. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) any article or mixture that contains a Hazardous Substance; (b) petroleum or petroleum products; (c) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental Laws; (d) polychlorinated biphenyls; (e) asbestos containing materials; and (f) urea formaldehyde.

“Income Tax” means any federal, state, local or foreign Tax measured by or based upon income (whether denominated an income Tax, franchise Tax or otherwise).

“Indemnified Party” shall have the meaning set forth in Section 8.4 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8.4 hereof.

“Insurance Policy” shall have the meaning set forth in Section 4.20 hereof.

“Intellectual Property” means all intellectual property rights, both registered and unregistered, which may exist or be created under the laws of any jurisdiction in the world, including rights associated therewith in any of the following: (i) patents, patent applications of any kind, patent rights, industrial property rights, inventions, discoveries, invention disclosures and utility models (whether or not patentable) (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) copyrights, moral rights and other rights associated with works of authorship, both published and unpublished, including, compilations, mask works, databases, Software, manuals and other documentation, and all derivatives, translations, adaptations and combinations of any of the foregoing (collectively, “Copyrights”); (iv) know-how, trade secrets, confidential or proprietary information, ideas, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, customer lists, supplier lists, mailing lists, business plans and techniques that derive independent economic value, actual or potential, from not being generally known or readily ascertainable by others (collectively, “Trade Secrets”); (v) registrations, renewals, extensions, combinations, divisions, reissues of, or applications for any of the rights referred to in clauses (i) through (iv) above and (vi) any and all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

5.

“Knowledge” or “knowledge” means with respect to Seller, the actual knowledge that any of Adi Mohanty, Russell Skibsted and Stephana Patton have or would have following reasonable inquiry of their direct reports with principal day-to-day responsibility for the particular subject matter in question. Representations made by Seller as to the knowledge of the Company are made after due inquiry by Seller as to the knowledge of the persons specified above.

“Law” shall mean any foreign, federal, state, provincial, local laws, statutes, regulations, rules, codes, mandates or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.8(b) hereof.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or any of the Company’s Subsidiaries uses and occupies any Leased Real Property.

“Liability” shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, including any Tax lien.

“LifeMap Sciences” shall mean LifeMap Sciences, Inc., a California corporation, and LifeMap Sciences Ltd., an Israeli corporation and a wholly owned subsidiary of LifeMap Sciences, Inc.

“Losses” shall mean any loss, cost, liability, damage, penalty, fine, judgment, award, claim, obligation, demand, Tax or expense (including reasonable attorneys’ fees, consultant fees, and costs of investigation or litigation).

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, effect, change, development, occurrence, condition, effect or state of facts that is or would reasonable be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the foregoing shall not include any event, effect, change or development resulting from or relating to: (a) any effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (b) any effect that is caused by or arises out of changes affecting the industry in which the Company and its Subsidiaries operate generally, including general competitive forces; (c) any effect that is caused by or arises out of changes in applicable Law, accounting principles, or regulations or policies of general applicability; (d) any effect that is caused by or has arisen out of any public announcement of the transactions contemplated hereby; (e) any effect that is caused by or arises out of the identity of, or facts relating to, Buyer; (f) any changes in general economic, regulatory, or political conditions; or (g) any action expressly required to be taken by Seller or Buyer or the failure to take any action that Buyer or Seller are expressly prohibited from taking, in each case pursuant to the terms of this Agreement; provided, that the events, effects, changes or developments in the case of (a), (b) and (f), shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, the event, effect, change or development has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, compared to the effect on comparable businesses or other participants in the industries in which the Company and its Subsidiaries operate.

6.

“Material Contracts” shall have the meaning set forth in Section 4.16 hereof.

“Neutral Auditors” shall have the meaning set forth in Section 9.1(a).

“Non-Acquired Group Companies” means the Group Companies other than the Acquired Companies.

“Note Consideration” means the Convertible Note.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Permitted Liens” shall mean (a) Liens securing the payment of Taxes, either not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP; (b) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property which do not materially affect the property, or the intended use of the property, secured thereby; and (c) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings.

“Person” shall mean any individual or Entity.

“Personal Information” shall have the meaning set forth in Section 4.22 hereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Pledge Agreement” means that certain pledge agreement by and between Buyer and Seller dated on or about the date hereof, whereby, inter alia, Buyer shall pledge twenty five percent (25%) of the Shares back to Seller to secure the obligations of Buyer relating to the Delayed Cash Consideration.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period beginning before and ending on the Closing Date.

“Preferred Stock” means the preferred stock, par value $0.0001, of the Company.

7.

“Pro Forma Financial Information” shall have the meaning set forth in Section 4.4(b) hereof.

“Quarterly Financial Statements” shall have the meaning set forth in Section 4.4(a) hereof.

“Regulatory Licenses” shall have the meaning set forth in Section 4.14(a) hereof.

“Related Parties” shall have the meaning set forth in Section 4.23 hereof.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of August 17, 2017, between and among the Company, Seller and certain other purchasers of Common Stock on the date thereof.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“Returns” shall mean all returns, reports, statements, notices, forms or other documents or information (including any schedule, attachment or amendment thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Distribution” shall mean any distribution, by dividend, rights offering or otherwise, of Shares to the holders of the common stock of Seller, including without limitation the distribution contemplated by the Form 10, or any similar transaction, or any other disposition of Shares by Seller that reduces Seller’s beneficial ownership of the Common Stock of the Company thereafter (as calculated under Rule 13d-1 of the Exchange Act).

“Shareholder Agreement” means that certain Shareholder Agreement among the Buyer and Seller, substantially in the form set forth in Exhibit B hereto.

“Shares” shall have the meaning set forth in the recitals hereof.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Returns” shall have the meaning set forth in Section 9.1(a) hereof.

“Subsidiary” of any Person shall mean any Entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such Entity or (c) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

8.

“Survival Expiration Date” shall have the meaning set forth in Section 8.6 hereof.

“Tax Matters Agreement” means that certain Tax Matters Agreement between the Company and Seller dated as of August 17, 2017.

“Taxes” shall mean any and all U.S. federal, state, local, and foreign taxes, charges, duties, fees, levies, or other similar assessments in the nature of a tax, including all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding (including backup withholding), alternative minimum, employment, unemployment, payroll, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers’ compensation, social security (or similar), disability, unclaimed property, abandoned property, escheat, and franchise taxes, together with any interest, penalties, additions to tax or additional amounts incurred or accrued under applicable Law.

“Taxing Authority” shall mean any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claims” shall have the meaning set forth in Section 8.4 hereof.

“Transfer” has the meaning set forth in Section 5.5(a).

“Transfer Taxes” shall mean stock transfer Taxes, recording fees, stamp Taxes and other sales, transfer, use, excise, purchase and similar Taxes (for the avoidance of doubt, excluding any Taxes on income or gains with respect to the transactions contemplated in this Agreement).

Article II
PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Shares. On and subject to the terms of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver the Shares to Buyer, free and clear of any restrictions on transfer and Liens (other than any restrictions under the Securities Act and state securities Laws, and those imposed by the Pledge Agreement), and Buyer shall purchase the Shares from Seller.

2.2 Consideration; Payment at Closing. The aggregate consideration for the Shares shall consist of the Closing Cash Consideration, the Note Consideration and the Delayed Cash Consideration.

2.3 Deliveries by Seller.

(a) At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

9.

(i)	stock certificates representing the Shares, duly endorsed, or accompanied by stock powers duly executed in blank, and otherwise in a form sufficient for transfer on the books of the Company;

(ii)	the Pledge Agreement, duly executed by Seller;

(iii)	evidence of the appointment of Greg Bailey to the Company’s Board of Directors, effective as of the Closing Date, in accordance with the terms of the Shareholders Agreement;

(iv)	the Shareholder Agreement duly executed by Seller;

(v)	evidence satisfactory to Buyer of the assignment of Seller’s rights with respect to the Shares under the Registration Rights Agreement, countersigned by the Company;

(vi)	an amendment to the Facilities Agreement in the form previously agreed to by the parties, executed by Seller and the Company;

(vii)	the Fee Waivers duly executed by Seller;

(viii)	a legal opinion of Cooley LLP, counsel to Seller, relating to the corporate status and authority of Seller, the due authorization and approval of the Agreement and the Shareholder Agreement and the validity of the Shares, in form and substance reasonably acceptable to Buyer;

(ix)	the certificate contemplated by Section 6.1 hereof;

(x)	a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to the resolutions of the directors of Seller approving and authorizing this Agreement and the transactions contemplated by this Agreement;

(xi)	a certificate of the secretary of the Company, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the resolutions of the directors of the Company approving and authorizing this Agreement and the transactions contemplated by this Agreement; (ii) the articles of incorporation of the Company; and (iii) the Bylaws of the Company;

(xii)	a good standing certificate of the Company issued by the Secretary of State of Delaware, dated within five (5) Business Days of the Closing Date;

(xiii)	a certification of non-foreign status dated as of the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2) in a form reasonably acceptable to Buyer (the “FIRPTA Certificate”); and

10.

(xiv)	such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby.

2.4 Deliveries by Buyer.

(a) At the Closing, Buyer shall deliver the following to Seller:

(i)	cash in the amount of the Closing Cash Consideration, by wire transfer of immediately available funds;

(ii)	the Convertible Note representing the Note Consideration, duly executed by Buyer;

(iii)	the Pledge Agreement, duly executed by Buyer;

(iv)	the Shareholder Agreement duly executed by Buyer;

(v)	the certificate contemplated by Section 7.1 hereof;

(vi)	a certificate of the secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to the resolutions of the directors of Buyer approving and authorizing this Agreement and the transactions contemplated by this Agreement; and

(vii)	such other instruments and documents as are reasonably necessary to effect the transactions contemplated hereby.

2.5 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement shall take place upon the Seller’s receipt of the Closing Cash Consideration and the Note Consideration (such date, the “Closing Date” and the consummation of such event, the “Closing”).

2.6 Delayed Cash Consideration. Buyer shall deliver the Delayed Cash Consideration to Seller, by wire transfer of immediately available funds, (a) on November 5, 2018, or (b) if Seller and Buyer mutually agree in writing on a different date, the date upon which they have mutually agreed, provided, however that the payment of the Delayed Cash Consideration shall be conditioned upon the Closing having already occurred.

2.7 Tax Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law; provided that before making any such deduction or withholding, (a) Buyer shall give Seller written notice of the intention to make such deduction or withholding at least a commercially reasonable period of time before such deduction or withholding is required, in order for Seller to obtain reduction of or relief from such deduction or withholding; (b) Buyer shall cooperate with Seller to the extent commercially reasonable in efforts to obtain reduction of or relief from such deduction or withholding; and (c) no such deduction or withholding shall be permitted with respect to any payment of the aggregate consideration for the Shares if Seller delivers the FIRPTA Certificate, unless such withholding is required as the result of a change in Law after the date hereof. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by such party.

11.

Article III
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND BUYER

3.1 Seller’s Representations and Warranties. As of the date of Closing, Seller hereby represents and warrants to Buyer as follows, except as set forth on the Schedules to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder:

(a) Organization; Authorization; Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Seller is a party, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other action is necessary on the part of such Seller to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate such transactions. This Agreement has been, and as of the Closing all of the Ancillary Agreements to be delivered by Seller will be, duly executed and delivered by Seller, and, assuming the due execution of Buyer and any other parties thereto (other than Seller), constitutes (or will constitute) the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and the rights of creditors of insurance companies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflict; Consents of Third Parties. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not:

(i)	conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Seller is a party or to which Seller or any of its respective property is bound;

12.

(ii)	violate or conflict with any Law to which Seller or any of its property is subject;

(iii)	require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except filings pursuant to applicable federal or state securities laws, which have been made or will be made in a timely manner; or

(iv)	conflict with or result in any breach of any of the provisions of Seller’s organizational documents;

except in the case of clauses (i), (ii) and (iii) above for those matters which would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect or which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Title to Shares. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer and Liens (other than any restrictions under the Securities Act and state securities Laws).

(d) Litigation or Regulatory Actions. There are no Actions pending or, to Seller’s Knowledge, threatened against Seller that are reasonably expected to impair the ability of Seller to perform its obligations hereunder or prevent Seller from consummating the transactions contemplated hereby.

(e) Brokers, Finders, Etc. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

(a) Incorporation; Authorization; Etc. Buyer is a business corporation duly organized and validly existing under the laws of the British Virgin Islands. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of Buyer. This Agreement has been, and as of the Closing all of the Ancillary Agreements to be delivered by Buyer will be, duly executed and delivered by Buyer, and, assuming (except in the case of the Convertible Note) the due execution of Seller and any other parties thereto (other than Buyer), constitutes (or will constitute) the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b) No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not:

(i)	conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is bound;

(ii)	violate or conflict with any Law to which Buyer or any of its property is subject;

(iii)	require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except filings pursuant to applicable federal or state securities laws, which have been made or will be made in a timely manner; or

(iv)	conflict with or result in any breach of any of the provisions of Buyer’s organizational documents;

except in the case of clauses (i), (ii) and (iii) above for matters which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Litigation or Regulatory Actions. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that are reasonably expected to impair the ability of Buyer to perform its obligations hereunder or prevent Buyer from consummating any of the transactions contemplated hereby.

(d) Financing. Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not subject to or conditioned upon Buyer obtaining any financing or other financial support.

(e) Brokers, Finders, Etc. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

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(f) Investment. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) of the Shares. By executing this Agreement, Buyer further represents that Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Buyer understands that no public market now exists for the Shares, and that Seller and the Company have made no assurances that a public market will ever exist for the Shares. Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold under the Securities Act unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Buyer acknowledges that except as set forth in the Registration Rights Agreement, the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted. Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Buyer’s control, and which Seller and the Company are under no obligation and may not be able to satisfy. Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement. Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(g) Due Investigation. Buyer (i) has performed its own independent investigation, analysis and assessment of the Business, assets, condition, operations and prospects of the Company, and during the course of conducting such investigation, analysis and assessment, the Buyer has asked such questions, examined such documents, materials, and information, and performed such other investigations, as it deemed appropriate in its own discretion, (ii) acknowledges that Seller and the Company have made no representation or warranty (express or implied) as to the accuracy or completeness of any information (whether written or oral) transmitted or made available to Buyer or any of its representatives, except those expressly set forth in this Agreement, and (iii) has decided to enter into and consummate the transactions contemplated by this Agreement and the Ancillary Agreements based upon its own independent judgment and underwriting and analysis.

(h) No Implied Representations. The representations and warranties made by Buyer in this Section 3.2 and in any certificate delivered by Buyer pursuant to this Agreement and the Ancillary Agreements are the exclusive representations and warranties made by the Buyer with respect to the transactions contemplated by this Agreement. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself and any of its Affiliates.

(i) Legends. The Buyer understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

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(i)	Any legend set forth in, or required by, the Ancillary Agreements.

(ii)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

(j) Foreign Investors. If Buyer is not a United States person (as defined by Section 7701(a)(30) of the Code), Buyer hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement or the Ancillary Agreements, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Buyer’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Buyer’s jurisdiction.

(k) No General Solicitation. Neither Buyer, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

Article IV
REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANY

As of the date of Closing, Seller hereby represents and warrants to Buyer as follows (it being understood that each representation and warranty contained in this Article IV is subject to (a) exceptions and disclosures set forth in the Schedules to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, and (b) with respect to representations and warranties regarding the Company, the disclosures in the Information Statement filed as Exhibit 99.1 to the Form 10, other than any information in the “Risk Factors” or “Special Note About Forward-Looking Statements” sections of such Form 10 or other forward-looking statements in such Form 10):

4.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Company has all requisite power and authority to own or use the properties and assets owned by the Company and to conduct its business as it is now being conducted.

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4.2 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which the Company is a party or to which the Company or any of its property is bound; (ii) violate or conflict with any Law to which the Company or any of its property is subject; (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except filings pursuant to applicable federal or state securities laws, which have been made or will be made in a timely manner; or (iv) conflict with or result in any breach of any of the provisions of the Company’s organizational documents; except in the case of clauses (i), (ii) and (iii) above for matters which would not, individually or in the aggregate, which would not reasonably be expected to be material to the Company.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Of the authorized capital stock of the Company, 35,750,000 shares of Common Stock are issued and outstanding. No shares of Preferred Stock are issued and outstanding, and the rights, powers and preferences of no series of Preferred Stock have been designated. The Shares have been duly authorized, validly issued, fully paid and nonassessable and all are owned, beneficially and of record, by Seller.

(b) Other than as set forth on Schedule 4.3(b), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require the Company or Seller to issue, sell, transfer, or otherwise cause to become outstanding any of the Company’s capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Other than the Shareholder Agreement, there are no voting trusts, proxies or other similar agreements or understandings to which Seller is a party or by which Seller is bound with respect to the voting of any shares of capital stock of or other voting or equity interests of the Company or contractual obligations or commitments of any character restricting the transfer of, or (other than the Registration Rights Agreement) requiring the registration for sale of, any shares of capital stock of or other voting or equity interests of the Company.

4.4 Financial Statements.

(a) Seller has delivered to Buyer true, correct and complete copies of (i) the audited consolidated balance sheet of the Company at December 31, 2017 and December 31, 2016 and the related consolidated statements of operations and cash flow for the twelve months then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company at June 30, 2018 and the related consolidated statements of operations and cash flow for the six months then ended (the “Quarterly Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and fairly present, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to the Financial Statements or, in the case of unaudited statements, subject to the absence of footnotes and normal year-end adjustments).

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(b) Seller has delivered to Buyer true, correct and complete copies of the unaudited pro forma condensed combined financial statement of operations for the year ended December 31, 2017, giving effect to the deconsolidation of LifeMap Solutions, Inc. (the “Pro Forma Financial Information”). The Pro Forma Financial Information was derived from the Audited Financial Statements and prepared on a basis consistent with Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission.

(c) The Company maintains materially accurate books and records reflecting its assets and liabilities and maintains and has maintained for all periods reflected in the Financial Statements, proper and adequate internal accounting controls that provide assurance that its financial statements are accurately prepared, its assets are accurately accounted for, and its accounts, notes and other receivables and inventory are recorded accurately, in each case in accordance with GAAP, except as set forth in Schedule 4.4(b). Neither the Company nor Seller has received notice of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Company or any of its Subsidiaries has engaged in fraudulent or questionable accounting or auditing practices.

4.5 Undisclosed Liabilities. Except as disclosed on Schedule 4.5, the Company has no material Liability other than Liabilities: (a) reflected or reserved for on the balance sheets included in the Quarterly Financial Statements that have not been discharged as the date of this Agreement; (b) incurred subsequent to the date of the Quarterly Financial Statements in the ordinary course of business; (c) under the executory portion of any contract, agreement, lease, license, permit or other commitment by which the Company is bound but excluding Liabilities arising thereunder due to breach by the Company; or (d) incurred in accordance with this Agreement.

4.6 Absence of Certain Changes. Except as disclosed on Schedule 4.6 hereto and as otherwise contemplated by this Agreement, since March 31, 2018, there has not been any Material Adverse Change with respect to the Company. Without limiting the generality of the foregoing, since March 31, 2018, except as disclosed on Schedule 4.6 hereto and as otherwise contemplated by this Agreement, the Company has not:

(a) mortgaged, pledged, or subjected any of its assets to any Lien other than Permitted Liens;

(b) made any material change to any accounting principles, methods, practices, policies or guidelines used by the Company, other than those required by changes in GAAP or by changes in applicable Law;

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(c) acquired any material properties or assets or disposed of any material properties or assets other than in the ordinary course of business or entered into any agreement or other arrangement for any such disposition;

(d) amended its certificate of incorporation, bylaws or equivalent organizational documents;

(e) transferred, issued, sold or disposed any shares of capital stock or other securities of the Company or granted options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company, other than as contemplated by this Agreement;

(f) effected any recapitalization, reclassification or like change in the capitalization of the Company;

(g) forgiven or canceled any debts or claims (including the settlement of any claims or litigation) or waived any rights of material value other than in the ordinary course of business;

(h) entered into any commitment for capital expenditures of the Company in excess of $250,000 for any individual project or $500,000 in the aggregate, other than as contemplated by the Company’s current budget;

(i) abandoned or terminated any Regulatory Licenses;

(j) entered into any new line of business; or

(k) committed or agreed to any of the foregoing.

4.7 Subsidiaries. Schedule 4.7 sets forth each of the Company’s Subsidiaries, including its jurisdiction of incorporation, formation or organization, as applicable, issued and outstanding capital stock, and each record holder of its capital stock. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, and none of the Company or any of its Subsidiaries are under any obligation to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are wholly owned beneficially and of record by the Company or another of the Company’s Subsidiaries, free and clear of any Liens (other than restrictions on transfer arising under applicable securities Laws). No outstanding shares of Common Stock are held by any of the Company’s Subsidiaries.

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4.8 Real Property.

(a) None of the Company or any of its Subsidiaries owns, and during the period of Seller’s ownership of the Company, none of the Company nor any of its Subsidiaries has owned, any parcel of real property.

(b) Schedule 4.8(b)(i) sets forth the address of each parcel of real property leased by the Company and each of its Subsidiaries (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document. Except as provided in Schedule 4.8(b)(ii), with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (c) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease of which Seller is aware; (d) neither the Company or its Subsidiaries nor, to Seller’s Knowledge, any other party to such Lease is in breach of or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (e) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (f) neither the Company nor any Subsidiary has collaterally assigned or granted any other Lien in such Lease or any interest therein.

4.9 Litigation; Orders. Except as set forth on Schedule 4.9, there are no Actions pending or, to Seller’s knowledge, threatened, which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, any Ancillary Agreements or the Shares, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to Seller’s knowledge, there is not pending or contemplated, any investigation by the Securities and Exchange Commission involving the Company or any current or former director or officer of the Company. To Seller’s Knowledge, there are no executory settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Company. Except as set forth on Schedule 4.9, there are no Actions by the Company pending.

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4.10 Intellectual Property.

(a) To Seller’s Knowledge, the Company or one or more of its Subsidiaries exclusively owns or possesses or can obtain on commercially reasonable terms sufficient rights and licenses to all Company Intellectual Property presently used by the Company or its Subsidiaries and the Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for conducting the Business, the lack of which would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, Seller hereby represents and warrants to Buyer that the patents or patent applications set forth on Schedule 4.10(a)(i) are assigned or licensed to the Company or a Subsidiary of the Company under existing licenses. To Seller’s Knowledge, the operation of the Business, including without limitation, the products and services developed, marketed, licensed or sold (or proposed to be developed, marketed, licensed or sold) by the Company and its Subsidiaries do not and will not violate, infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise conflict with any Intellectual Property or other rights of any Person. Except as set forth in the license agreements identified in Schedule 4.10(a)(ii), other than with respect to commercially available software licensed under standard end-user object code license agreements, to Seller’s knowledge there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company or any Subsidiary of the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property or other proprietary rights and processes of any other Person. Without limiting the foregoing:

(1)	The patents and pending patent applications (with patent number 2010343137 (Australia)) and patent application numbers 13/519,473 (United States) and 2,785,677 (Canada) and which are identified in Schedule 4.10(a)(i), are licensed to the Seller pursuant to the license agreement dated August 23, 2011 made between (1) Seller and (2) Cornell University and have subsequently been assigned to the Company pursuant to the assignment agreement dated August 2017 made between (1) Seller and (2) the Company;

(2)	Seller and any Subsidiary and Affiliate of Seller, including Glycogen Biosystems Inc, have complied in all material respects with the terms of the license agreement dated February 15, 2006 made between Glycogen Biosystems Inc. and University of Utah Research Foundation (as amended) (the “UURF License”) including the obligation to make a sale of Licensed Product(s) (as defined in the UURF License) within two years after the Effective Date (as defined in the UURF License);

(3)	The Company has the right to use the “iTR” patents titled “Improved Methods for Detecting and Modulating the Embryonic-Fetal Transition in Mammalian Species” (with patent application number PCTU/US17/36452 and “Improved Methods for Inducing Tissue Regeneration and Senolysis in Mammalian Cells” (with patent application number 62/661,322) pursuant to an asset purchase and an assignment agreement dated 17 August 17, 2017 made between Seller and the Company;

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(4)	The Company has the right to use the patents with patent application numbers PCTUS9822619, 60/175,581, 60/213,739, 60/220,064, 60/317,478, 10/948,956, 61/488,319, 61/496,436, 14/930,505, 61/692,139, 61/769119, 61/941,439, 62/014,639, 62/020,869, 16/012,487 and 62/522,063 pursuant to the asset contribution and separation agreement dated August 17, 2017 between Seller and the Company; and

(5)	Seller is not aware of any breach by Seller or the Company (or any of their respective Affiliates to the extent they are a party to such agreements) of any of the agreements set out at Schedule 4.10(a)(ii).

(b) There are no pending and, to Seller’s Knowledge, no threatened claims against the Company or any of its Subsidiaries (and to Seller’s Knowledge, none of Seller, the Company or any of the Company’s Subsidiaries has received any communications, including without limitation, any offer to license Intellectual Property) alleging (i) that the Company or any of its Subsidiaries has infringed (directly, contributorily, by inducement or otherwise), misappropriated or violated, or by conducting the Business, would infringe, misappropriate or violate, any Intellectual Property or other proprietary rights or processes of any other Person or (ii) challenging the ownership, validity, enforceability or use of any Company Intellectual Property. To Seller’s Knowledge the Company or one or more of its Subsidiaries has obtained and possesses valid licenses to use all of the Company Intellectual Property not owned or purported to be owned by the Company to conduct the Business, including without limitation, the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees, independent contractors or consultants for their use in connection with the Business. To the Seller’s Knowledge, it will not be necessary to use any Intellectual Property of any of the Company’s or any of its Subsidiaries’ current or past employees made prior to their employment or engagement by the Company or such Subsidiary, except inventions or discoveries the rights to which have already been assigned or licensed to the Company or its Subsidiary. To Seller’s Knowledge, all agreements under which the Company or any of its Subsidiaries has licensed or otherwise acquired Intellectual Property are valid and in full force and effect, and the Company and its Subsidiaries are not and have not been and, to Seller’s Knowledge, no other party to any such agreement is or has been, in breach of any such agreement. To Seller’s Knowledge, each Person who is or was an employee of the Company or any of its Subsidiaries has executed and delivered to the Company a written agreement containing an assignment to the Company or such Subsidiary of all Company Intellectual Property of such Person’s or employee’s invention or creation and containing confidentiality provisions protecting the Company Intellectual Property. To Seller’s Knowledge, the Company has undertaken commercially reasonable efforts (including security measures) to protect the confidentiality of all Trade Secrets used or held for use by the Company or its Subsidiaries in the Business and, to Seller’s Knowledge, no Person has misappropriated any Trade Secrets included in the Company Intellectual Property. To Seller’s Knowledge, Schedule 4.10(b) identifies (or references through the identified license agreements) all material Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any governmental authority in any jurisdiction and all of the foregoing have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to Seller’s Knowledge, are valid and enforceable. To Seller’s Knowledge, neither the Company nor any of its Subsidiaries has embedded any open source, copy left or community source code in any of its products generally available or in development in any manner that would materially restrict the ability of the Company or its Subsidiaries to protect their proprietary interests in any such product, including, but not limited to, any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

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4.11 Employment and Labor Matters.

(a) No labor dispute exists or, to Seller’s Knowledge, is imminent with respect to any of the employees of the Company or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To Seller’s Knowledge, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All individuals characterized and treated by the Company or its Subsidiaries within the past two (2) years as independent contractors or consultants are properly treated as independent contractors in all material respects under all applicable Laws. All current employees of the Company or its Subsidiaries who are classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Except as set forth in Schedule 4.11(b), there is no Action pending before or issued by any Governmental Authority or, to the Seller’s Knowledge, no such Action or investigation has been threatened in writing against the Company in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours, or any other employment-related matter arising under applicable Laws, and none of the Company or any of its Subsidiaries are party to a settlement agreement with a current or former officer, employee or independent contractor with respect to any such matters.

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4.12 Employee Benefits.

(a) Schedule 4.12(a) lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material compensation or employee benefit plan, program, policy, agreement or other arrangement including any pension, retirement, profit sharing, stock option, equity or equity-based, incentive, bonus, change in control, retention, severance, deferred compensation, fringe benefit, flexible spending plan, program, policy, agreement or arrangement maintained by, contributed to, or sponsored by Seller, the Company or their Affiliate for the benefit of any Current Employee (including their eligible dependents) (each a “Company Benefit Plan”, and collectively the “Company Benefit Plans”).

(b) Each Company Benefit Plan has been administered and maintained in all material respects in accordance with the terms of such Company Benefit Plan and complies in all material respects with the applicable requirement of the Code, ERISA and other applicable Laws.

(c) There is no pending or, to the Seller’s Knowledge, written threat of an action, liability, claim, litigation, audit, examination, investigation or proceeding relating to a Company Benefit Plan (other than routine claims for benefits payable in the ordinary course). There is no audit, inquiry or examination pending, or to Seller’s Knowledge, threatened in writing, by the Internal Revenue Service, the Department of Labor or any other Governmental Authority with respect to any Company Benefit Plan.

(d) The Company has no obligation (current or otherwise) to pay, gross up, or otherwise indemnify any employee for any taxes imposed under Section 409A or Section 4999 of the Code.

(e) With respect to each Company Benefit Plan, there have been no “prohibited transactions” (as defined in ERISA Section 406 or Code Section 4975) which would subject the Company to material liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA. No Company Benefit Plan or other employee benefit plan sponsored, maintained or contributed to by, Company (i) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and (ii) is a multiemployer plan within the meaning of Section 4001(a)(3) and 3(37) of ERISA. The Company has no current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other employee welfare benefits for retired or terminated current or former Current Employees, except as required to avoid excise tax under Section 4980B of the Code or similar state law.

(f) All contributions or premiums required to be made or paid by the Company to the Company Benefit Plans have been made or paid in a timely fashion in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

(g) Except as set forth on Schedule 4.12(g), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits under any Company Benefit Plan; (ii) entitle any current or former employee, director, partner, consultant or independent contractor of the Company or any Affiliate, to severance pay, benefits or any other payment or any increase in severance pay, benefits or any other compensation, payment or award; or (iii) directly or indirectly cause the Company or any Affiliate to transfer or set aside any assets to fund any benefits under any Company Benefit Plan.

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4.13 Compliance with Laws. Except as set forth on Schedule 4.13, the Company and each of its Subsidiaries is, and during the last two (2) years has been, in compliance in all material respects with all applicable Laws, the violation of which would have a Material Adverse Effect on the Company or its Subsidiaries. Except as set forth on Schedule 4.13, there is no material investigation, audit, examination or inquiry of any Governmental Authority outstanding or, to Seller’s Knowledge, threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under or in violation of any written agreement, consent agreement, memorandum of understanding, commitment letter, order, stipulation, decree, award or judgment entered into with or issued by any applicable Governmental Authority.

4.14 FDA Matters.

(a) The Company and each of its Subsidiaries has obtained or, to Seller’s Knowledge, reasonably believes that Company will be able to obtain through commercially reasonable means and efforts, in all material respects and to the extent applicable, all necessary approvals, clearances, authorizations, licenses and registrations required by the United States Federal government and its agencies and approvals, clearances, authorizations, licenses and registrations required by all other governmental authorities, to permit the activities, including, without limitation, pre-clinical testing, currently undertaken by the Company or each such Subsidiary, respectively, to date (the “Activities to Date”) in jurisdictions where the Company or such Subsidiaries currently conduct such activities (collectively, the “Regulatory Licenses”). To Seller’s Knowledge, the Company and each of its Subsidiaries is substantially in compliance with all material terms and conditions of each applicable Regulatory License and with all applicable and material laws, rules and regulations pertaining to the Activities to Date, including, without limitation, (i) requirements governing investigational drugs and devices under the U.S. Federal Food, Drug and Cosmetic Act and regulations issued thereunder, (ii) regulations related to good laboratory practices and good clinical practices issued by the United States Food and Drug Administration (the “FDA”) and (iii) the U.S. Animal Welfare Act, the regulations issued thereunder, and any similar federal, state, and foreign statutes and regulations. The Company is substantially in compliance with all applicable and material reporting requirements for all Regulatory Licenses.

(b) None of Seller, the Company, the Company’s Subsidiaries or, to Seller’s Knowledge, any of their respective Affiliates have received any written notice or other written communication (or to Seller’s Knowledge, any oral notice or other oral communication) from the FDA or any other Governmental Authority (i) contesting the premarket approval of, the uses of or the labeling and promotion of any product including, without limitation, those products currently under research or development by the Company or its Subsidiaries, or (ii) otherwise alleging any violation by the Company or its Subsidiaries of any law, regulation or other legal provision applicable to any such product.

(c) Neither the Company nor any of its Subsidiaries nor, to Seller’s Knowledge, any officer, employee or Affiliate of the Company or any such Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any other governmental authority performing similar functions or failed to disclose a material fact required to be disclosed to the FDA or such other governmental authority.

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(d) No clinical trials involving third party human subjects has been conducted by or on behalf of the Company or any of its Subsidiaries, except in government-approved trials in the jurisdictions where such trials would require approval.

(e) The preclinical trials conducted by, on behalf of, or sponsored by, the Company or its Subsidiaries (or, to the extent conducted in connection with the Business, the Company’s or its Subsidiaries’ respective Affiliates) were and, to the extent still pending, are being, conducted in accordance with all applicable FDA rules and regulations in all material respects. To Seller’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notices or correspondence, or oral communications, from the FDA or any other governmental authority exercising comparable authority requiring or requesting the termination, suspension or material modification of any such study, test or trial.

4.15 Preclinical Development and Clinical Trials. To Seller’s Knowledge, the preclinical development and clinical trials, if any, currently conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those of other similarly situated entities in the industry and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. To Seller’s Knowledge, the descriptions of, protocols for, and data and other results of, the studies, tests, development and trials currently conducted by or on behalf of the Company or its Subsidiaries that have been furnished or made available to Buyer are accurate and complete. To Seller’s Knowledge, neither the Company nor any of its Subsidiaries is aware of any development or trials the results of which reasonably call into question any material results of the development and trials conducted by or on behalf of the Company or any of such Subsidiaries, and to Seller’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity or any Institutional Review Board or comparable authority requiring the termination, suspension or material modification of any preclinical development or clinical trials conducted by or on behalf of the Company.

4.16 Contracts. A true and correct copy of each of the contracts, agreements or arrangements of the types required to be filed as an exhibit to the Form 10 have been provided to Buyer. The contracts referred to in the previous sentence are referred to herein as “Material Contracts.” With respect to all such Material Contracts, except as set forth on Schedule 4.16 hereto, the Company and, to Seller’s Knowledge, any other party to any such Material Contract are not in material breach thereof or material default thereunder and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach thereof or material default thereunder.

4.17 Permits. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its respective Business, the lack of which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

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4.18 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws since under the ownership of Seller. Neither the Company nor any of its Subsidiaries is subject to any pending or, to Seller’s Knowledge, claim threatened in writing alleging that the Company or any such Subsidiary (i) may be in violation of any Environmental Law or (ii) may have any Liability under any Environmental Law, the subject of which remains unresolved. During the last two years, the Company has not received written notice from any Governmental Authority regarding any actual or alleged violation of or liability under Environmental Law. To Seller’s Knowledge, there have been no releases of any Hazardous Substances into the environment at or from any parcel of real property or any facility owned, leased or otherwise used by the Company or its Subsidiaries.

(b) The representations and warranties set forth in this Section 4.18 are Seller’s sole and exclusive representations and warranties regarding environmental, health or safety matters, and no other representation or warranty set forth herein shall be read or construed to address environmental, health or safety matters.

4.19 Taxes.

(a) The Company is part of a consolidated federal income Tax group, the common parent of which is Seller. Seller will file a consolidated federal Income Tax Return with the Company (the “Consolidated Group”) for the taxable year immediately preceding the current taxable year. All Income Tax Returns and all other material Returns required to be filed by or with respect to the Acquired Companies (including any consolidated, combined, unitary, or other similar Tax Return that includes or is required to include the Acquired Companies) have been timely filed (taking into account any valid extensions), and each such Return was true, correct, complete in all material respects and prepared in compliance with applicable Tax Law. The Acquired Companies have timely paid (or caused to be timely paid) all Income Taxes and other material Taxes due and payable (whether or not shown or required to be shown on any Return). The Acquired Companies have disclosed on each Return all positions taken therein that would give rise to a “substantial understatement of Tax” within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(b) Since June 30, 2018, except as required by applicable Tax Law or as contemplated by this Agreement, no Acquired Company has (i) made, changed, or revoked any material Tax election, (ii) filed any amendment to any material Return, (iii) adopted or changed any material method of Tax accounting, (iv) settled, compromised, or filed any appeal with respect to any Tax Liability, or (v) consented to or filed any appeal with respect to any material claim, assessment, or other Action relating to Taxes.

(c) Except as disclosed on Schedule 4.19(c), Seller, in respect of the Group Companies, has established, in accordance with GAAP, adequate cash reserves for all unpaid Taxes that are not yet due and payable on Seller’s consolidated financial statements for the period ended June 30, 2018 (the “Seller Financial Statements”). The aggregate unpaid Taxes of the Group Companies does not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Seller Financial Statements (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date. The Seller Financial Statements are true and correct in all material respects as of June 30, 2018.

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(d) Schedule 4.19(d) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Income Tax Returns. No written claim has been received by an Acquired Company from a Taxing Authority in a jurisdiction where the Acquired Company does not file Returns that it is or may be subject to Tax by that jurisdiction. The Seller has made available to Buyer true, correct and complete copies of all Income Tax Returns filed by the Acquired Companies during the past three (3) years (excluding, for the avoidance of doubt, any consolidated, combined or unitary Returns with respect to Income Taxes that include Seller).

(e) None of the Acquired Companies or the Non-Acquired Group Companies have received from any Taxing Authority any written notice of any Tax claims, audits, Actions, or other proceedings that is in progress, pending or, to Seller’s Knowledge, threatened in writing, in each case, (i) against any Acquired Company in respect of any Taxes or any Non-Acquired Group Company in respect of any Income Taxes which Tax claim, audit, Action, or other proceeding, if determined adversely to such Non-Acquired Group Company, would result in an Income Tax Liability that would violate the representation in the first sentence of Section 4.19(j), and (ii) that has not been resolved or paid in full. There are no Liens for Taxes on any of the assets of the Company or any other Acquired Company other than Permitted Liens. Except as set forth on Schedule 4.19(e), no deficiency for any Taxes has been proposed or threatened in writing against any Acquired Company or, in the case of any deficiency for Income Taxes, against any Non-Acquired Group Company, which deficiency has not been paid in full and, in the case of any such deficiency against a Non-Acquired Group Company, which would, if determined adversely to such Non-Acquired Group Company, would result in an Income Tax Liability that would violate the representation in the first sentence of Section 4.19(j).

(f) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Non-Acquired Group Company has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency which assessment or deficiency, if determined adversely to such Non-Acquired Group Company, would result in an Income Tax Liability that would violate the representation in the first sentence of Section 4.19(j).

(g) Each Acquired Company has, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authority all amounts required to be so withheld and paid over under applicable Law.

(h) No Acquired Company has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Company has not distributed stock of any Person, or has had its stock or equity interests distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.

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(j) No Acquired Company is liable for Taxes of any other Person other than the Acquired Companies as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous, comparable, or similar provision of state, local or foreign Law). No Acquired Company is a party to any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than such agreements (i) exclusively between or among Seller and the Acquired Companies (including, for the avoidance of doubt, the Tax Matters Agreement) or (ii) with third parties made in the ordinary course of business, such as credit or other commercial agreements, the primary purpose of which does not relate to Taxes). All amounts payable with respect to (or by reference to) Taxes pursuant to such Tax Matters Agreement among the Consolidated Group have been timely paid in accordance with the terms of such agreement.

(k) Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

(l) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) entered into prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iv) deferred intercompany gain or excess loss account described in Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) resulting from a transaction consummated prior to the Closing, (v) prepaid amount received prior to the Closing, other than in the ordinary course of business, or (vi) election under Section 108(i) of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) made prior to the Closing.

(m) No closing agreements (as described in Section 7121 of the Code or any corresponding, analogous or similar provision of state, local, or foreign Law), private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or requested by or with respect to any Acquired Company.

(n) Neither the Company nor any other Acquired Company has recognized a material amount of Subpart F income as defined in Section 952 of the Code. Neither the Company nor any other Acquired Company has any liability for any “accumulated post-1986 deferred foreign income” (as defined in Code Section 965). Other than LifeMap Sciences, neither the Company nor any other Acquired Company owns any interest in any “controlled foreign corporation” (as defined in Code Section 957).

(o) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that would affect the Company or any of its Subsidiaries after the Closing (other than authorizations to contact Return preparers that were included in Returns filed by any Acquired Company).

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(p) Nothing in this Section 4.19 or otherwise in this Agreement shall be construed as a representation, warranty or guarantee with respect to (i) the amount or availability of any net operating loss or other attribute of the Acquired Companies in any taxable period (or portion thereof), or (ii) any Tax position that Buyer or its Affiliates (including the Acquired Companies) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

(q) Notwithstanding anything to the contrary in the other provisions of this Agreement, this Section 4.19 and Section 4.12 (to the extent it relates to Taxes) contain the only representations and warranties by the Acquired Companies with respect to Taxes in this Agreement.

4.20 Insurance Matters. The Company has made available to Buyer all material Insurance Policies. The Insurance Policies are in full force and effect and will not be terminated as a result of the Closing. All Insurance Policies (a) are valid and binding in accordance with their terms, (b) are provided by carriers who are financially solvent and (c) have not been subject to any lapse in coverage. There are no material claims pending under any Insurance Policy. There has been no claim under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is or was an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries are in default under, or has otherwise failed to comply in any material respect with, any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Business and are sufficient for compliance with all applicable Laws and contracts to which each of the Company and its Subsidiaries is a party or by which it is bound. As used in this Agreement, “Insurance Policy” means any policies or binder of fire, liability, professional liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries, or under which the Company and its Subsidiaries is an insured or beneficiary, or maintained by the Company or its Subsidiaries relating to the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries.

4.21 Application of Takeover Provisions. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover or “interested stockholder” provision under the Company’s certificate of incorporation (or similar charter documents) or the Delaware General Corporation Law (including section 203 thereof) that is or could become applicable to Buyer as a result of Buyer and the Company fulfilling their obligations or exercising their rights under this Agreement and the Ancillary Documents, including without limitation as a result of Buyer’s acquisition of the Shares.

4.22 Privacy Laws. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, and/or employees (collectively “Personal Information”), to Seller’s Knowledge, each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s or such Subsidiary’s privacy policies and the requirements of any contract or codes of conduct to which the Company or such Subsidiary is a party. To Seller’s Knowledge, each of the Company and its Subsidiaries has, consistent with other similarly situated entities in the industry in which the Company and its Subsidiaries operate, commercially reasonable security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.

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4.23 Related Parties. Except as set forth on Schedule 4.23, the Company has no liabilities for indebtedness for borrowed money owing to Seller, any Affiliate of the Company or any director or officer of Seller or the Company (the “Related Parties”) (except for amounts due as normal salaries, wages, benefits or reimbursements of ordinary business expenses). Except with respect to any amounts to be repaid at Closing or ordinary business expense advances, no Related Party now has, or on the Closing Date will have, any liability for any indebtedness for borrowed money owing to the Company or any intercompany receivables and payables. Except as set forth in Schedule 4.23, no Related Party is a party to any contract with the Company that will survive Closing or has an interest in any material property owned by or used by the Company.

4.24 Brokers, Finders, Etc. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.25 No Implied Representations. The representations and warranties made by Seller in Section 3.1 and this Article IV of this Agreement and in any certificate delivered by Seller pursuant to this Agreement and the Ancillary Agreements are the exclusive representations and warranties made by Seller with respect to the transactions contemplated by this Agreement. Seller hereby disclaims any other express or implied representations or warranties with respect to itself and any of its Affiliates, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability, suitability or fitness for a particular purpose of any of the properties or assets of the Company, its Subsidiaries or the Business, the value of the Shares or the accuracy or completeness of any information regarding the Company (including, without limitation, financial projections or documentation found in the virtual data room).

4.26 Form 10. The Form 10 has been prepared in accordance with all applicable rules and regulations of the Securities and Exchange Commission and is true and correct in all material respects as of the date of its filing (provided that no such representation is made as to the description of the tax consequences of any transaction to Seller’s stockholders or to Seller as set forth in the section entitled “Certain Federal Income Tax Considerations” of the Information Statement filed as Exhibit 99.1 to the Form 10).

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Article V
COVENANTS OF SELLER AND BUYER

5.1 Regulatory Filings.

(a) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to prepare any documentation, to effectuate all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated hereby as promptly as practicable. Each party agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party shall keep the other party apprised of the status of all such matters relating to completion of the transactions contemplated hereby. Without limiting the foregoing, Seller and Buyer will furnish the other with copies of notices or other communications received by Seller, on the one hand, and Buyer, on the other, as applicable, from any Governmental Authority or any other Person with respect to the approval or consent required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Buyer, Seller and the Company agree, upon request, to furnish the other parties with all information concerning itself, its Affiliates (if applicable), directors, officers, members and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Affiliates (if applicable) to any Governmental Authority. Buyer, Seller and the Company agree to provide reasonable assistance as the other may request in connection with the preparation of such filings or submissions to any Governmental Authority.

5.2 Further Assurances. Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, subject to their respective terms; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material Liability, risk or obligation not contemplated by this Agreement or the Ancillary Agreements.

5.3 Conduct of Business. Except as set forth in Schedule 5.3 and as otherwise contemplated by this Agreement, from the date hereof through the Closing, Seller covenants and agrees that Seller shall cause the Company to operate the Business in the ordinary course of business consistent with past practices using commercially reasonable efforts to maintain and preserve the Business, to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the Company, and to not take any action of the type described in Section 4.6 hereof without prior notice to Buyer.

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5.4 Transfer Restrictions Relating to Convertible Note and Buyer Shares.

(a) Except in connection with an assignment by operation of law relating to a merger of Seller, or with the transfer of all or substantially all of the assets of Seller, Seller hereby agrees that, without Buyer’s prior written consent, it shall not offer, pledge, sell, contact to sell, transfer, alienate, assign, hypothecate or otherwise transfer or dispose of, directly or indirectly, whether voluntarily or involuntarily (including without limitation by gift, dividend or distribution, operation of law or otherwise) (“Transfer”) the Convertible Note or any interest therein to any Person;

(b) Subject to Section 5.4(c) below, Seller hereby agrees that, without Buyer’s prior written consent, it shall not Transfer the Buyer Shares to any Person except in a private sale to one or more institutional “accredited investors” (as such term is defined in Rule 501(a) under the Securities Act) in a transaction not subject to the registration requirements of the Securities Act, provided that the transferees(s) agree in writing to be bound by the Transfer restrictions of this Section 5.4.

(c) Notwithstanding Section 5.4(b), but subject to Section 5.4(d) below, if the Buyer Shares consist of Buyer Common Stock, then subject to compliance with applicable securities laws, Seller may distribute such Buyer Common Stock to its stockholders on a pro rata basis (subject to adjustment for fractional shares) either (x) after the twelve-month anniversary of the Closing Date, or (y) earlier if, upon the advice of legal counsel, Seller concludes that such a distribution to its stockholders is necessary in order for Seller to maintain or comply with applicable exemptions from the Investment Company Act of 1940, as amended.

(d) Prior to making any distribution to its stockholders under Section 5.4(c) above, Seller shall (i) in the case of a distribution under clause (y) thereof, provide reasonable advance notice to Buyer of the circumstances, reasons and analysis relating to the conclusion described therein, and (ii) in the case of a distribution under clause (x) or (y) thereof, (provide written notice fifteen (15) Business Days prior to the anticipated declaration date for any such dividend or distribution. Upon receiving any such notice from Seller, Buyer shall have ten (10) Business Days to elect in writing to purchase the Buyer Common Stock otherwise proposed to be distributed by Seller at a price per share equal to the Fair Market Value thereof as of the date of the written notice from Seller, upon a time and place to be mutually agreed by Seller and Buyer; provided, that if the Buyer Common Stock is not then listed on a national securities exchange in the United States, Buyer shall have the right to pay such purchase price pursuant to a mutually agreed promissory note. Notwithstanding the foregoing, if Buyer notifies Seller within ten (10) Business Days of Seller’s notice regarding an intended distribution that such distribution would be prohibits by applicable law, then Seller shall not effectuate the distribution.

(e) Notwithstanding anything in this Agreement to the contrary, in the event of any sale to the public of Buyer’s ordinary shares or other common equity securities in a firm commitment initial public offering in an amount not less than $50,000,000 in gross proceeds (the “Qualified Buyer Financing”), Seller agrees to execute and be bound by a customary underwriters’ lock-up agreement, on terms consistent with those entered into by the founders of Buyer on the most favorable terms applicable to any such founder.

(f) Buyer may issue stop transfer instructions to its transfer agent in connection with the restrictions described in this Section 5.4.

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(g) In the event that the Convertible Note is converted into shares of Buyer Common Stock in accordance with the terms thereof at a time when such Buyer Common Stock is listed on a registered national securities exchange in the United States, then Buyer and Seller shall enter into a customary registration rights agreement giving Seller the right to cause Buyer to register the resale of the Buyer Common Stock on Form S-3 at such time as Buyer may qualify for use of that form, and providing Seller the right to include a pro rata share of its Buyer Common Stock in any other registration statement filed by Buyer (subject to customary exceptions and underwriter cut-backs) and providing that the expenses of any such registration shall be borne by Buyer. Other than as set forth in the previous sentence, Buyer shall be under no obligation to file a registration statement under the Securities Act with respect to any distribution of Buyer Common Stock, including under Section 5.4(c).

Article VI
CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by Buyer in writing:

6.1 Representations, Warranties and Covenants of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties of Seller that are qualified as to “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date). Seller shall have performed in all material respects all of the covenants and agreements of Seller under this Agreement required to be performed on or prior to the Closing Date. Seller shall have delivered a certificate signed on behalf of Seller by an executive officer to the effect that such executive officer has read this Section 6.1 and the conditions set forth in this Section 6.1 have been satisfied.

6.2 Registration Rights Agreement. On or prior to the Closing Date, Seller shall have delivered to the Company written notice of the transfer of its rights under the Registration Rights Agreement with respect to the Shares to Buyer as required by Section 6 of such Registration Rights Agreement, and shall have taken all other steps necessary to effect an assignment of such rights to Buyer.

6.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains, prohibits or enjoins the consummation of the transactions contemplated by this Agreement.

6.4 Closing Deliveries. Seller shall have delivered all items and satisfied all obligations pursuant to Section 2.3 hereof.

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Article VII
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by Seller in writing:

7.1 Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties of Buyer that are qualified as to “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be deemed made on and as of such date). Buyer shall have performed in all material respects all of the covenants and agreements of Buyer under this Agreement required to be performed on or prior to the Closing Date. Buyer shall have delivered a certificate signed on behalf of Buyer by an executive officer to the effect that such executive officer has read this Section 7.1 and the conditions set forth in this Section have been satisfied.

7.2 Governmental Filings and Consents. Those certain registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained with, to or from Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement which are set forth on Schedule 7.2, shall have been made, filed, given or obtained.

7.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains, prohibits or enjoins the consummation of the transactions contemplated by this Agreement.

7.4 Closing Deliveries. Buyer shall have delivered all items and satisfied all obligations pursuant to Section 2.4 hereof, including the Closing Cash Consideration, the Convertible Note, Pledge Agreement and Shareholder Agreement, each duly executed by Buyer, as applicable.

Article VIII
INDEMNIFICATION

8.1 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller from and against any and all Losses incurred by Seller arising out of: (a) any breach of any representation or warranty made by Buyer contained in this Agreement or in any certificate delivered by Buyer to Seller pursuant to this Agreement; or (b) any breach, nonfulfillment or default in the performance of any covenant or agreement made by Buyer in this Agreement.

8.2 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of: (a) any breach of any representation or warranty made by Seller contained in this Agreement or in any certificate delivered by Seller to Buyer pursuant to this Agreement; or (b) any breach, nonfulfillment or default in the performance of any covenant or agreement made by Seller in this Agreement.

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8.3 Limitations on Indemnification.

(a) Seller’s obligations pursuant to the provisions of Section 8.2 and the ability of Buyer to recover Losses thereunder are subject to the following limitations:

(i)	Except with respect to claims brought (i) under Section 9.4 in respect of the Surviving TMA Sections or on the basis of the representations set forth in Section 4.19, or (ii) on the basis of fraud, Buyer shall not be entitled to recover under Section 8.2 until the total amount that Buyer would recover under Section 8.2 exceeds $200,000 (the “Basket”).

(ii)	Except with respect to claims brought under Section 9.4 in respect of the Surviving TMA Sections or on the basis of the representations set forth in Section 4.19, Buyer shall not be entitled to recover under Section 8.2 on any individual claim unless the Losses associated with such claim exceed $100,000, and each such individual claim less than or equal to $100,000 shall not be counted toward the calculation of the Basket under Section 8.3(a)(i).

(iii)	Buyer shall not be entitled to recover under Section 8.2 for any amount in excess of $4,300,000 (other than with respect to claims brought (i) under Section 9.4 in respect of the Surviving TMA Sections or on the basis of the representations set forth in Section 4.19 or (ii) brought on the basis of fraud, for which the foregoing limitation will not apply).

(iv)	Buyer shall not be entitled to recover under Section 8.2 for any amount in respect of any tax liability described in the Disclosure Schedule.

(v)	For so long as the Convertible Note is held by Seller and remains outstanding, the amount of any recovery by Buyer pursuant to Section 8.2 shall be effected through a reduction or cancellation of principal and accrued but unpaid interest on the Convertible Note in the amount of such indemnification obligation.

(b) Buyer’s obligations pursuant to the provisions of Section 8.1 and the ability of Seller to recover Losses thereunder are subject to the following limitations:

(i)	Except with respect to claims brought on the basis of fraud, Seller shall not be entitled to recover under Section 8.1 until the total amount that Seller would recover under Section 8.1 exceeds the amount of the Basket.

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(ii)	Seller shall not be entitled to recover under Section 8.1 on any individual claim unless the Losses associated with such claim exceeds $100,000, and each such individual claim less than or equal to $100,000 shall not be counted toward the calculation of the Basket under Section 8.3(b)(i).

(iii)	Seller shall not be entitled to recover under Section 8.1 for any amount in excess of $4,300,000 (other than with respect to claims brought on the basis of fraud, for which the foregoing limitation will not apply).

(iv)	The amount of any recovery by Seller pursuant to Section 8.1 shall be effected through a transfer to Seller by Buyer of a number of shares of Common Stock equal to the amount of such Loss, divided by the Fair Market Value of one share of Common Stock on the date written notice of such claim is delivered by the Indemnified Party under Section 8.4 or 8.5, as the case may be.

(c) Notwithstanding anything herein to the contrary, Buyer and Seller, as applicable, shall not be entitled to recover under Section 8.1 or Section 8.2, as applicable, with respect to (x) consequential, special or indirect damages, damages consisting of business interruption or lost profits, damages computed on a multiple of earnings, book value or any similar basis, except to the extent it is paid to a third party in connection with a Third Party Claim for which indemnification is sought pursuant to Section 8.4, or (y) exemplary and punitive damages.

(d) Any Liability for indemnification under this Agreement and under any other Ancillary Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e) No claim for indemnification under this Article VIII for breach of any representation, warranty or covenant contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing on or before the Survival Expiration Date.

(f) With respect to the measurement of Losses for any claims under this Agreement, each party bringing such a claim must reasonably demonstrate that it has: (a) mitigated in a commercially reasonable manner any such damages and (b) excluded from its claim any damages to the extent arising from or related to its own actions or inactions, or the actions or inactions of its own Affiliates and its and their respective representatives.

(g) In any case where an Indemnified Party recovers from a third Person any amount in respect of any Losses for which an Indemnifying Party has actually reimbursed it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of the amounts previously paid (or deemed paid through set-off against the Convertible Note or transfer of Shares under Section 8.3(a)(a)(iv) or 8.3(b)(iv), as the case may be) by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

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8.4 Third Party Claims.

(a) The party seeking indemnification under this Article VIII (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any third party claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article VIII (the “Third Party Claims”). Such notice referred to in the preceding sentence shall state the relevant facts as to the breach or inaccuracy, the amount of Losses (to the extent known) and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.4, except to the extent such failure shall actually prejudice an Indemnifying Party.

(b) Upon receipt of notice from the Indemnified Party pursuant to Section 8.4(a), the Indemnifying Party will have the right to, subject to the provisions of this Section 8.4, assume the defense and control of such Third Party Claims. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the defense of such Third Party Claim with its own counsel and at its own expense (provided that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such Third Party Claim, (iii) the Indemnifying Party’s counsel shall have advised the Indemnifying Party in writing, with a copy delivered to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel, or (iv) such Third Party Claim seeks injunctive or equitable relief that if granted would materially interfere with the conduct of the business of the Indemnified Party) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Third Party Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party’s notice delivered pursuant to Section 8.4(a). The Indemnified Party shall, and shall cause each of its Affiliates and their respective representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 8.4, without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely (x) for the payment of money by the Indemnifying Party or (y) imposes an obligation of confidentiality, and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned.

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8.5 Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts as to the breach or inaccuracy, the amount of Losses (to the extent known) and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to Section 8.1 or 8.2 hereof, other than (i) to the extent the Indemnifying Party is actually prejudiced by such failure and (ii) notices for claims in respect of a breach of a representation or warranty delivered after the Survival Expiration Date shall not be valid under this Article VIII.

8.6 Survival Period. The representations and warranties of Buyer and Seller contained in this Agreement and in any document, certificate, schedule or instrument delivered or executed in connection herewith shall survive for a period of twenty-four (24) months after the Closing Date, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the non-breaching party notifies the breaching party of the matters that constitute the breach prior to the expiration of said twenty-four (24) month period, except that the representations and warranties set forth in Section 4.19 relating to tax matters shall survive the applicable statute of limitations plus thirty (30) days; provided, however, that the representations and warranties with respect to LifeMap Sciences shall expire and terminate, and any and all claims for indemnification with respect to any Losses under Section 8.2 shall expire terminate upon a Change of Control of either or both of LifeMap Sciences, Inc. and LifeMap Sciences Ltd., in the event of any such Change of Control prior to the foregoing period. All covenants, undertakings and agreements contained in this Agreement to be performed or complied with after the Closing Date shall survive the Closing in accordance with their terms. The “Survival Expiration Date” shall mean the date upon which the applicable representation, warranty or covenant ceases to survive.

8.7 Exclusive Remedy. Except (w) as otherwise expressly provided in this Agreement or the Ancillary Agreements, (x) claims seeking specific performance or other equitable relief, (y) claims relating to the representation in Section 3.1(c) and (z) with respect to claims brought on the basis of fraud or criminal activity, the parties hereto expressly acknowledge and agree the provisions of this Article VIII shall be the sole and exclusive remedy for Losses caused as a result of any breach of any representation or warranty, or any breach, nonfulfillment or default in the performance of any covenant or agreement, contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or any Ancillary Agreement or to any further indemnification or other rights or claims, all of which the parties hereby waive.

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Article IX
TAX MATTERS

9.1 Returns, Consents and Refunds.

(a) Seller shall prepare or cause to be prepared, consistent with past practice (except to the extent otherwise required by applicable Law), and file or cause to be filed, all consolidated, combined or unitary Returns with respect to Income Taxes that include Seller and the applicable Acquired Company (the “Consolidated Returns”), all other Returns with respect to Income Taxes of the Acquired Companies for Tax periods ending on or before the Closing Date (the “Other Income Returns”) and all Returns for any Straddle Period (“Straddle Period Returns” and, together with the Other Income Returns and Consolidated Returns, the “Seller Prepared Returns”). Seller shall submit each such Return to Buyer for its review and comment at least thirty (30) Business Days prior to the due date (including extensions) of such Return, provided, that with respect to any Consolidated Return, Seller shall only be required to deliver a pro forma Tax Return for the applicable Acquired Companies. If Buyer objects to any item on any Other Income Return or Straddle Period Return it shall, within fifteen (15) days after delivery to it of such Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection (and if Buyer does not provide Seller with a written description of the items in such Returns that it intends to dispute within such fifteen-day period, it shall be deemed to have accepted and agreed to such Returns in the form provided). If such a notice of objection is timely delivered, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items for a period of ten (10) days after delivery by Buyer of such objection. Any amounts remaining in dispute after such period shall be submitted to a nationally recognized U.S. accounting firm reasonably acceptable to Seller and Buyer (the “Neutral Auditors”) for resolution in a timely manner so that such Return may be timely filed. If the Neutral Auditors are unable to make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Return in question, then Seller may file such Return on the due date (including extensions) therefor without such determination having been made and without the consent of Seller; provided, however, that such Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 9.1(a). Notwithstanding the filing of such Return, the Neutral Auditors shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to Seller pursuant to this Article IX shall be as determined by the Neutral Auditors. For purposes of this Section 9.1(a), all fees, costs and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Buyer, on the one hand, and Seller, on the other hand and the determination of the Neutral Auditors shall be binding on the parties.

(b) Seller will include the income of the Company and of any of its Subsidiaries that are includible corporations that are members of the Consolidated Group on Seller’s consolidated federal and applicable state Income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Acquired Companies will furnish Tax information to Seller for inclusion in Seller’s federal consolidated income Return for the period which includes the Closing Date in accordance with the Company’s past custom and practice at Seller’s expense. Without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise required by applicable Law, Seller shall not make any election in respect of Taxes, adopt any Tax accounting method, or take any position in Seller’s federal consolidated Income Tax Return relating to any Acquired Company that is inconsistent with any such election, accounting method, or position previously made, previously adopted or taken with respect to any Acquired Company, if such election or adoption would reasonably have the effect of materially increasing the Tax liability of any Acquired Company for any period ending after the Closing Date.

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(c) Seller shall timely pay all Taxes of the Acquired Companies attributable to a Pre-Closing Period and all Income Taxes of the Non-Acquired Group Companies for all taxable periods which Income Taxes, if not paid, would result in an Income Tax Liability that would violate the representation in the first sentence of Section 4.19(j). In the case of Taxes with respect to a Straddle Period, the portion of any such Tax that is allocable to a Pre-Closing Tax Period shall be:

(i)	in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended on and including the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such “controlled foreign corporation” ended as of the end of the Closing Date); provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, in proportion to the number of days in each portion of such Straddle Period; and

(ii)	in the case of Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d) The parties hereto acknowledge that the taxable year of the Company shall end as of the end of the Closing Date for federal income Tax purposes (and to the extent applicable, for state income Tax purposes as well).

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(e) After the Closing Date, Buyer and Seller shall provide each other with reasonable cooperation in connection with the preparation of Returns of the Company, including the signing of any Return by an authorized person, and shall make available to the other and to any Taxing Authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company for all periods that end prior to or on the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof; provided, however, that nothing in this Agreement shall require Seller to provide or otherwise make available to Buyer, the Company or any of their Affiliates a copy of any of Seller’s Consolidated Returns other than a pro forma Tax Return for the applicable Acquired Companies.

(f) Tax Contests.

(i)	If any Taxing Authority issues written notice of a proposed assessment, audit, contest, Action or litigation with respect to Taxes or Tax Returns of the Seller (with respect to any Acquired Company) or any Acquired Company for a Pre-Closing Tax Period or a Straddle Period (a “Tax Contest”), then the party hereto first receiving notice of such Tax Contest shall promptly provide written notice thereof to the other party or parties hereto describing the claim, the amount thereof (if known or quantifiable) and the basis thereof, provided however, that the failure to provide such notice shall not relieve the other party from any of its obligations under this Section 9.1, except to the extent that such other party is materially prejudiced as a consequence of such failure.

(ii)	Seller shall have the right to control, at its own expense, any Tax Contest with respect to any Acquired Company which could result in an indemnity obligation of Seller under this Agreement and relates to a Pre-Closing Tax Period (a “Seller’s Tax Contest”), provided that (a) Seller shall keep the Buyer reasonably informed concerning the progress of such Tax Contest, (b) the Seller shall provide Buyer copies of all material correspondence, notices and other written material received from any Taxing Authority with respect to such Tax Contest and shall otherwise keep Buyer apprised of substantive developments with respect to such Tax Contest, (c) the Seller shall provide Buyer with a copy of, and an opportunity to review and comment on, all significant written submissions made to a Taxing Authority in connection with such Tax Contest, (d) Buyer shall be entitled to participate in such Tax Contest at Buyer’s expense, and (e) the Seller may not agree to a settlement or compromise thereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing in this Agreement shall require Seller to provide or otherwise make available to Buyer, the Company or any of their Affiliates a copy of any of Seller’s Consolidated Returns other than a pro forma Tax Return for the applicable Acquired Companies.

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(iii)	In the case of any Tax Contest relating to any Straddle Period or if Seller fails to elect to control a Seller’s Tax Contest within a reasonable time pursuant to Section 9.1(f)(ii), Buyer shall control the conduct of such Tax Contest at Seller’s expense (provided, that, in the case of a Straddle Period, such expense shall be ratably allocated between Seller and Buyer); provided that (v) Buyer shall keep the Seller reasonably informed concerning the progress of such Tax Claim, (w) Buyer shall provide the Seller copies of all material correspondence, notices, and other written materials received from any Taxing Authority with respect to such Tax Contest and shall otherwise keep the Seller apprised of substantive developments with respect to such Tax Contest, (x) Buyer shall provide the Seller with a copy of, and an opportunity to review and comment on, all significant written submissions made to a Taxing Authority in connection with such Tax Contest, (y) the Seller shall be entitled to participate in such Tax Claim at its own expense, and (z) the Buyer may not agree to a settlement or compromise thereof without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Buyer shall not cause or permit the Company to amend any Seller Prepared Return that could result in any increased Tax liability of, or otherwise adversely affect, Seller in respect of any taxable period, without the written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

9.2 Refunds. Any refund received by an Acquired Company or the Buyer for any Taxes with respect to a Pre-Closing Tax Period of the Acquired Companies (whether received in cash or through the reduction of Taxes or other amounts otherwise payable by such Acquired Company other than any amounts indemnifiable pursuant to this Agreement) shall be for the account of Seller, and the Buyer shall promptly notify Seller and pay to Seller the amount of any such refund (or reduction) net of any Taxes payable thereon or expenses attributable thereto. Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the preceding sentence within five (5) Business Days of the receipt or recognition of the applicable refund or credit by Buyer.

9.3 Transfer Taxes. All Transfer Taxes, if any, imposed with regard to the sale of Shares contemplated by this Agreement shall be borne one-half by Buyer and one-half by Seller. Seller and Buyer will cooperate with each other to file all necessary Returns and other documentation with respect to all such Transfer Taxes.

9.4 Tax Matters Agreement.

(a) Termination; Survival of Specified Provisions. Except as contemplated in Section 9.4(b), the Tax Matters Agreement shall be terminated effective as of the Closing Date; provided that Sections 6.02, 6.03, and 6.04 of the Tax Matters Agreement (and such other elements of the Tax Matters Agreement as are necessary to give effect to such provisions) as in effect on the date hereof (the “Surviving TMA Sections”) shall survive the Closing and are hereby incorporated herein by reference with the same force and effect as though fully set forth herein.

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(b) True-Up.

(i)	Statement. No later than sixty (60) days following the filing of the Consolidated Return for the Deconsolidation Year (as defined in the Tax Matters Agreement), the Seller shall deliver to Buyer a statement (a “TMA Statement”) setting forth in reasonable detail Seller’s proposed calculation of any amounts owed by Seller or its Affiliates to the Acquired Companies as of the end of the Deconsolidation Year (such amounts “Owed TMA Amounts”) pursuant to the Tax Matters Agreement. The TMA Statement shall be prepared in a manner consistent with the past practices of the Group Companies as applied to the Tax Matters Agreement. The TMA Statement shall be prepared in good faith, be based on facts and circumstances known as of the end of the Deconsolidation Year and shall reasonably specify each item taken into account in Seller’s proposed calculation of the Owed TMA Amounts. If Seller does not deliver a TMA Statement within such sixty (60) day period, then following written notice by the Buyer to Seller of such failure and a failure by Seller to cure within ten (10) days following such notice, then the Buyer shall make a good faith calculation of the Owed TMA Amounts, which determination shall be conclusive and binding upon the parties. In the event that any Owed TMA Amounts are attributable to a breach by Seller of the representation in the last sentence of Section 4.19(j), such Owed TMA Amounts shall be remitted to the Acquired Companies pursuant to this Section 9.4 and shall not be recoverable pursuant to Section 8.2(a).

(ii)	Dispute. Within forty-five (45) days following receipt by Buyer of the TMA Statement, the Buyer shall deliver written notice to Seller if Buyer disputes Seller’s calculation of the Owed TMA Amounts or any items set forth in the TMA Statement. If Buyer does not notify Seller of a dispute with respect to the TMA Statement within such forty-five (45) day period, such TMA Statement shall be final and binding on the parties. In the event of a notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve such dispute within thirty (30) days after Buyer advises Seller of its objections, then Buyer and Seller shall jointly retain Neutral Auditors to resolve such dispute in a timely manner. Buyer and Seller shall cooperate with the Neutral Auditors during the term of their engagement and use their commercially reasonably efforts to cause the Neutral Auditors to resolve such dispute as soon as practicable. The Neutral Auditors determination will, absent manifest error or fraud, be final and binding upon the parties. The fees and expenses of the Neutral Auditors shall be borne equally by the Buyer and Seller.

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(iii)	Access. Seller will, and will cause its Affiliates to, (i) provide Buyer and its representatives with reasonable access during normal business hours, upon reasonable prior notice to Seller, to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Seller for purposes of their reasonable review of the TMA Statement, and (ii) reasonably cooperate with Buyer and its representatives in connection with such review, including providing on a reasonably timely basis all other information necessary or useful in connection with such review as is reasonably requested by Buyer or its representatives; provided, however, that Seller shall not be required to permit any inspection or other access, or to disclose any information that in the good faith and commercially reasonable judgment of Seller would result in disclosure of any Consolidated Returns (other than a pro forma Tax Return for the applicable Acquired Companies).

(iv)	Payment. Within five (5) days from the date on which the TMA Statement and the Owed TMA Amounts are finalized, the Seller pay, or cause to be paid, to the relevant Acquired Company an amount in cash equal to the Owed TMA Amounts by wire transfer of immediately available funds to an account or accounts designated by Buyer.

9.5 Consolidated Return Matters. Notwithstanding anything else to the contrary, Seller shall (i) not make an election to reattribute to Seller or any of its Affiliates any Tax attributes of the Acquired Companies pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(B) or (C) (or any analogous, comparable or similar provision of state, local or foreign Law), (ii) make a proper election pursuant to Treasury Regulations Section 1.1502-95(c) to apportion all of any Code Section 382 limitations that apply to the loss subgroup consisting of the Company and the Subsidiaries, and each element thereof (the value element, the adjustment element and the net unrealized built-in gain), to the Company’s loss subgroup (as such terms are used in Treasury Regulations Section 1.1502-95(c)), and (iii) make an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) (or any analogous, comparable or similar provision of state, local or foreign Law), in form and in substance reasonably acceptable to Buyer, to reduce all or a portion of Seller’s basis in the stock of the Company if and to the extent that the failure to make such an election would result in attribute reduction pursuant to Treasury Regulation Section 1.1502-36(d) (or any analogous, comparable or similar provision of state, local or foreign Law). Seller shall deliver to Buyer a copy of any election described in this Section 9.5, together with any relevant attachments, worksheets and calculations prepared in connection therewith, on or prior to the due date of the U.S. federal Income Tax Consolidated or Combined Return for the year in which such election is made; provided, however, that nothing in this Agreement shall require Seller to provide or otherwise make available to Buyer, the Company or any of their Affiliates a copy of any of Seller’s Consolidated Returns other than a pro forma Tax Return for the applicable Acquired Companies.

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9.6 Post-Closing Actions. After the Closing, except (a) to the extent any such action would not have a material impact on or with respect to the Tax liabilities of the Company, or (b) as may otherwise be provided in this Article IX, Seller, in respect of any Acquired Company, shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) make or change any Tax elections or change any Tax accounting methods except as otherwise required by Law.

9.7 Adjustment to Purchase Price. Any payment made pursuant to Article VIII or this Article IX shall be treated by Seller, Buyer and their Affiliates as an adjustment to the consideration paid to Seller pursuant to this Agreement, and Seller, Buyer and their Affiliates shall not take any position inconsistent therewith for any purpose.

Article X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Buyer and Seller or (b) by either Buyer or Seller if (i) a breach of any provision of this Agreement has been committed by the other party and such breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach, so long as the party seeking termination of this Agreement is not then in material breach of any of its representations, warranties, covenants or agreements hereunder; (ii) there shall be any order, writ, injunction or decree of any Governmental Authority binding on Seller or Buyer which prohibits or restrains Seller or Buyer from consummating the transactions contemplated in this Agreement or the Ancillary Agreements and such order, writ, injunction or decree shall have become final and non-appealable; or (iii) the Closing does not occur by September 14, 2018, and the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing. Upon termination, all further obligations of the parties under this Agreement shall terminate without liability of any party to the other parties to this Agreement, except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement.

10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller, on the one hand, and Buyer, on the other hand, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto specifying the basis for such termination. This Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, and there shall be no Liability or obligation on the part of any of the parties or their respective officers, directors or shareholders under this Agreement, except that the provisions of this Section 10.2 and Article XI hereof shall survive the termination of this Agreement.

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Article XI
MISCELLANEOUS

11.1 Counterparts; Electronic Exchange. This Agreement may be executed in two or more counterparts (including by facsimile or electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other common electronic medium shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other common electronic medium shall be deemed to be their original signatures for all purposes.

11.2 Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state courts of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.3 Entire Agreement; Amendment. This Agreement and the Ancillary Agreements, including all Schedules and Exhibits attached hereto and thereto, constitute the entire contract between the parties and there are no understandings other than as expressed in this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement to the extent set forth herein). All Schedules and Exhibits attached hereto are expressly incorporated into and made a part of this Agreement as fully as though completely set forth herein in full. In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control. Capitalized terms used in the Schedules and Exhibits shall have the meanings assigned to them in this Agreement. The Section references referred to in the Schedules are to sections of this Agreement, unless otherwise expressly indicated. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement, and signed by the parties affected by such amendment.

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11.4 Expenses. Except as otherwise expressly provided in this Agreement or in the Ancillary Agreements, each party and their respective Affiliates shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers, brokers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and any Ancillary Agreement and the transactions contemplated hereby.

11.5 Notices. Unless otherwise provided herein, any notice, approval or disapproval, request, instruction, other document or communication to be given hereunder by any party to the other parties must be in writing and will be deemed given (a) if by transmission, facsimile, electronic mail or hand delivery, when delivered (provided that such communications are concurrently sent by mail in accordance with sub-clause (b) or (c) below); (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid. All notices will be addressed to the parties at the respective addresses as follows:

If to Seller (or Company prior to Closing):

BioTime, Inc.
1010 Atlantic Avenue, #102
Alameda, California
Email: legal@biotimeinc.com

Attention: General Counsel

with a mandatory copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover
Palo Alto, California 94304
Email: gsato@cooley.com
Attention: Glen Sato

If to Buyer (or Company after Closing):

Juvenescence Limited
4th Floor, Viking House
Nelson Street, Douglas
Isle of Man, IM1 2AH
Email: greg@juvenescence.com
Attention: Greg Bailey, M.D.

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with a mandatory copy (which shall not constitute notice) to:

Locke Lord LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Email: douglas.gray@lockelord.com
Attention: Douglas Gray

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 11.5.

11.6 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that, except as expressly provided herein, no party hereto shall transfer, delegate, subcontract, or assign any of its rights or obligations under this Agreement without first obtaining the written consent of the other parties. Any purported assignment, delegation, subcontracting, or transfer in violation of this Section 11.6 shall be void.

11.7 Headings; Definitions. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article”, “Section” or “Paragraph” refer to the corresponding articles, sections or paragraphs of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (including the Schedules and Exhibits) as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

11.8 Representation of Parties. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.9 No Third-Party Beneficiaries. Nothing in this Agreement, except as may be expressly set forth in any of the Ancillary Agreements, is intended or shall be construed to give any Person, other than the signatory parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any Ancillary Agreement or any provision contained herein.

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11.10 Cumulative Remedies. All remedies under this Agreement shall be cumulative and nonexclusive of each other.

11.11 Waiver. Any waiver of any failure to comply with any obligation, covenant, agreement or condition under this Agreement must be in writing and signed by the parties. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Except as otherwise provided herein, the parties agree that no complete or partial delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.

11.12 Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. To the extent permitted by applicable Law, each party waives any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.13 Dollar References. All dollar references in this Agreement and any Ancillary Agreement are to the currency of the United States.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLER

BioTime, Inc.,
a California corporation

By:	/s/ Aditya P. Mohanty
Name:	Aditya P. Mohanty
Its:	Co-CEO

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

BUYER

Juvenescence Limited,
a business corporation organized under the laws of the British Virgin Islands

By:	/s/ Gregory Bailey
Name:	Gregory Bailey
Its:	CEO

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

COMPANY

AgeX Therapeutics, Inc.,
a Delaware corporation

By:	/s/ Michael D. West
Name:	Michael D. West
Its:	Chief Executive Officer

Exhibit A

Convertible Promissory Note

Exhibit B

Shareholder Agreement